SEMPLE & COOPER, LLP CERTIFIED PUBLIC ACCOUNTANTS	BDO SEIDMAN
2700 NORTH CENTRAL AVENUE, NINTH FLOOR, PHOENIX, ARIZONA 85004 TEL 602-241-1500 FAX 602-234-1867	ALLIANCE

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 13, 2005, (except as to Note 15, as to which the date is October 18, 2005) relating to the consolidated financial statements of Liberty Star Gold, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Semple & Cooper, LLP

Semple & Cooper, LLP

Phoenix, Arizona

March 20, 2006

INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE